Exhibit 5.1

555 California Street 12th Floor San Francisco, CA 94104	415.875.2300 Fenwick.com

November 8, 2023

Neoleukin Therapeutics, Inc.

188 East Blaine Street, Suite 450

Seattle, Washington 98102

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

As counsel to Neoleukin Therapeutics, Inc., a Delaware corporation (the “Company”), we deliver this opinion with respect to certain matters in connection with the offering by the Company of up to 58,891,729 shares (the “Shares”) of the Company’s common stock, par value $0.000001 per share (“Common Stock”). The Shares are being issued to the stockholders of Neurogene Inc., a Delaware corporation (“Neurogene”), pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of July 17, 2023, by and among the Company, Project North Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Neurogene (as may be amended and/or restated from time to time, the “Merger Agreement”). The Shares are being registered pursuant to the Registration Statement on Form S-4 (File No. 333-274095) originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 21, 2023, as amended and supplemented through the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

As to matters of fact relevant to the opinions rendered herein, we have examined such documents, certificates and other instruments which we have deemed necessary or advisable, including a certificate addressed to us and dated the date hereof executed by the Company (the “Opinion Certificate”). We have not undertaken any independent investigation to verify the accuracy of any such information, representations or warranties or to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below. We have not considered parol evidence in connection with any of the agreements or instruments reviewed by us in connection with this letter.

In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the genuineness and authenticity of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification or waiver of or amendment to any document reviewed by us (other than as has been disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same and (other than the Company) the due authorization, execution and delivery of all documents by each party thereto. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination.

The opinions in this letter are limited to the existing General Corporation Law of the State of Delaware now in effect (the “Applicable Laws”). We express no opinion with respect to any other laws.

We express no opinion regarding the effectiveness of any waiver or stay, extension or of unknown future rights. Further, we express no opinion regarding the effect of provisions relating to indemnification, exculpation or contribution to the extent such provisions may be held unenforceable as contrary to federal or state securities laws or public policy.

Based upon the foregoing, and subject to the qualifications and exceptions contained herein, we are of the opinion that the Shares, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Merger Agreement and in accordance with the resolutions adopted by the Company’s Board of Directors, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the aforementioned examination and does not address any potential changes in facts, circumstance or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP
FENWICK & WEST LLP